EXHIBIT 10.37

EARLE M. JORGENSEN

SUPPLEMENTAL SBP

Effective as of March 31, 2006

1

EARLE M. JORGENSEN

SUPPLEMENTAL SBP

Section 1. Nature of the Plan.

The Plan is intended to supplement certain benefits payable to certain Participants in the Earle M. Jorgensen Stock Bonus Plan (“SBP”). This Plan constitutes two separate plans: (i) with respect to Highly Compensated Participants, the Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(d)(l) of ERISA) and (ii) with respect to all other Participants, the Plan constitutes an unfunded excess benefit plan (within the meaning of Section 3(36) of ERISA). The Plan is hereby adopted as of the Relevant Date, but is not effective until March 31, 2006.

Section 2. Definitions.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other and the terms “he,” “his” and “him” shall refer to a Participant. Unless otherwise indicated, section references shall be to this Plan and all words and phrases defined in Sections 2 and 4A of the SBP shall have the meaning under this Plan. Where the following words and phrases appear hereafter in this Plan, they have the meanings indicated below. As used in the Plan, the following capitalized terms have the meanings set forth below, unless a different meaning is plainly required by the context:

Account	The bookkeeping account maintained to record a Participant’s interest in the Plan. These accounts are unfunded bookkeeping accounts that are credited with Units

Beneficiary	The person (or persons) entitled to receive any benefit under the Program in the event of a Participant’s death. . See Section 7.

Committee	The Benefits Committee described in the SBP. Such Benefits Committee shall also administer the Plan.

Common Stock	Common stock of the Company or its successor

Participant	An SBP Participant who has an Account under this Plan and who has not yet received a complete distribution of his Plan Benefit.

Plan	The Earle M. Jorgensen Supplemental SBP as set forth herein, and as it may be amended from time to time.

Plan Benefit	A Participant’s vested, nonforfeitable interest in his Account under the Plan.

SBP	The Earle M. Jorgensen Stock Bonus Plan, as it may be amended from time to time, and any successor plan thereof.

SBP Participant	Any participant under the SBP.

Unit	A bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment of a benefit under this Plan.

Section 3. Participation.

The only Participants in this Plan are SBP Participants who meet all of the following conditions: (1) they are Applicable Participants, (2) they are Employees on April 1, 2005, and (3) they are entitled to the Supplemental SBP Allocation (expressed as a number of units) pursuant to Section 4A(f) of the SBP. See Section 4A of the SBP for a description of such Participants. Such persons described shall become Participants under this Plan on March 31, 2006.

Section 4. Funding.

The Employer shall make no contributions to the Program. When a Participant (or Beneficiary) is entitled to a distribution under Section 7, the Employer will pay to him the amount which is due to be paid for such distribution. The Plan shall at all times be unfunded within the meaning of ERISA and the Code.

Section 5. Participants’ Accounts.

(a) Establishment of Account – The accounting records relating to the Plan shall contain an Account to reflect the Units allocated to each Participant in the Plan.

(b) Allocations to Accounts –

(1)	Initial Credit. On March 31, 2006, each Participant’s Account shall be credited with that number of Units equal to the Participant’s Supplemental SBP Allocation (expressed as a number of units) pursuant to Section 4A(f) of the SBP.

(2)

Dividends. If cash dividends are paid on shares of Company Stock, the Participant’s Account shall be credited with a number of Units (including fractional Units) with a Fair Market Value, determined as of the Allocation Date coinciding with or next preceding the date the dividend is paid, which would equal the amount of such cash dividends that would have been payable on the number of shares of Units credited to the

Participant’s Account on the record date for receipt of such dividend had the Units been Common Stock.

(3)	Adjustments. If the outstanding shares of the Company Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through a reorganization or merger in which the Company is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of Units that are credited to each Participant’s Account under the Plan.

(c) Annual Statement – Following each Allocation Date, each Participant shall be furnished with a statement reflecting the following information:

(1)	The balance (if any) in his Account as of the beginning of the Plan Year.

(2)	The adjustments to his Account to reflect his share of dividends (if any) on Common Stock.

(3)	The new balance in his Account, including the Fair Market Value of Common Stock as of that Allocation Date.

(4)	His vested percentage in his Account balance (under Section 6) as of that Allocation Date.

(d) No Duplication of Benefits. Notwithstanding any provision of this Plan to the contrary, no credits shall be made to this Plan which are duplicative of contributions required to be made pursuant to the SBP or cash payments made by the Company or Employer directly to an Applicable Participant.

Section 6. Vesting and Forfeitures.

A Participant shall vest in his Account in accordance with the schedule and provisions set out in Section 10 of the SBP. If a Participant’s Service terminates during a Plan Year for any reason other than his Retirement, Disability or death, then any portion of the amount recorded in his Account which is not vested shall be forfeited (and restored upon his reemployment, if applicable) in accordance with the provisions of Section 10 of the SBP. Forfeitures shall not be reallocated to other Participants.

Section 7. Payment of Benefits.

(a) Time and Form of Payment – Each Participant shall be entitled to begin receiving his Plan Benefit following his termination of Service. The timing of the distribution shall be governed by the provisions of Section 12 of the SBP. All distributions under this Program shall be in cash. If there is a class of Common Stock that is publicly traded, however, the Board of Directors has the discretion to determine that all or a portion of a Participant’s benefit will be distributed to him in the form of such shares of Common Stock, subject to compliance with applicable Federal and state securities laws.

(b) Amount of Benefits Distributed – The amount of the Plan Benefit paid to the Participant shall be determined by the Fair Market Value of the shares of Common Stock recorded in his Account as of the Allocation Date next preceding the date of distribution.

(c) Distribution to Beneficiary – In the event a Participant dies before his Plan Benefit has been fully distributed to him, his remaining Plan Benefit will be distributed to his Beneficiary in the manner described in Section 14(b) of the SBP. In the event of a Participant’s death, his Beneficiary shall be the first surviving class of the following classes of successive preference Beneficiaries: (1) his surviving spouse, (2) his surviving children, (3) his surviving parents, (4) his surviving brothers and sisters, or (5) his estate. A Participant (without the consent of his spouse, if any) may designate a different Beneficiary or Beneficiaries from time to time by filing a written designation with the Committee.

(d) Withholding Income Taxation – The Employer may withhold from any distribution the amount of all applicable Federal and state taxes.

(e) No Loans or In-service Payments – No Participant shall be allowed to borrow from the Plan. No withdrawal or payment of benefits shall be allowed before a Participant terminates Service. A Participant may not direct the investment of his Account, even if the Participant is permitted to diversify his account under the SBP pursuant to the SBP.

Section 8. Administration.

The Plan shall be administered by the same Benefits Committee that is described in the SBP. The Committee shall have the power to construe and interpret the Plan and adopt rules for its administration. The Company shall indemnify the Committee and each Committee member against any to the same extent as set forth in the SBP.

Section 9. Claims Procedure

The claims procedure set forth in the SBP is incorporated herein by reference.

Section 10. Limitation on Participant’s Rights.

(a) Non-Guarantee of Employment – The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Employer (or any subsidiary of the Employer) and any Participant, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this Plan shall be deemed to give a Participant the right to be retained in the Service of the Employer (or any subsidiary of the Employer) or to interfere with the right of the Employer (or any subsidiary of the Employer) to discharge, with or without cause, any Participant at any time.

(b) No Assignment of Benefits – A Participant’s interest in his Account may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment,

levy, execution or other legal or equitable process; provided, however, that a Participant may designate one or more Beneficiaries as provided in Section 7(c).

(c) No Right to Company Stock – No Participant shall have any right to receive the shares of Company Stock with respect to the Units recorded in his Account. Except to the extent expressly provided herein, no Participant shall be entitled to any voting rights or any other rights of a shareholder with respect to such shares.

Section 11. Future of the Plan.

The Company reserves the right to amend or terminate the Plan (in whole or in part) at any time, by action of the Board of Directors. Neither amendment nor termination of the Program shall materially adversely affect the benefits of a Participant hereunder without his written consent.

If the SBP is terminated or contributions thereto discontinued, the Accounts of the Participants under this Plan shall become fully vested to the extent such Participants would have become fully vested under the SBP, and all adjustments pursuant to Section 5 all be made at such time.

Section 12. Governing Law.

Except to the extent governed by federal law, the provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of California.

Section 13. Miscellaneous Provisions.

(a) Source of Payments – The Plan shall not be funded and all payments hereunder to Participants or Beneficiaries shall be paid from the general assets of each Employer. No Employer shall, by virtue of any provisions of the Plan or by any action of any person, be deemed to be a trustee or other fiduciary of any property for any Participant or Beneficiary, and the liabilities of each Employer to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant only to such contractual obligations as are created by the Plan; no such obligation of a Employer shall be deemed to be secured by any pledge or other encumbrance on any property of such Employer. To the extent that any Participant or Beneficiary acquires a right to receive payment from an Employer under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

It is the intention of the Employers that this Plan be considered unfunded for purposes of the Code and Title I of ERISA.

(b) This Plan and the issuance or transfer of shares of Company Stock (and/or the payment of money) pursuant thereto are subject to all applicable Federal and state laws, rules and regulations, to the rights, preferences, limitations, and restrictions set forth in the Company’s Certificate of Incorporation and Bylaws, and to such approvals by any regulatory or governmental agency (including without limitation “no action” positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no shares shall be issued by the Company, nor cash payments made by the Company, unless and until all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Company, been complied with. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements and the Company’s Certificate of Incorporation and Bylaws.

Section 14. Execution.

To record the adoption of this Plan, the Company and the Employer have caused it to be executed on this 17th day of December, 2004.

EARLE M. JORGENSEN HOLDING COMPANY, INC.		EARLE M. JORGENSEN COMPANY

By		By
	President		President

By		By
	Secretary		Secretary